Exhibit 10.1
MONITORING AND MANAGEMENT SERVICES AGREEMENT
          THIS MONITORING AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) by and between Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa”), and Allied Systems Holdings, Inc., a Delaware corporation (the “Company”), is made and entered into as of May 29, 2007.
          WHEREAS, on July 31, 2005 the Company and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and on May 29, 2007 (the “Effective Date”) the Company completed its restructuring pursuant to a Plan of Reorganization under which affiliates of Yucaipa were issued common stock representing greater than 50% of the Company; and
          WHEREAS, the Company desires to retain Yucaipa to provide certain monitoring and management services to the Company and Yucaipa is willing to provide such services on the terms set forth below.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
     Section 1. Services. Subject to the provisions of this Agreement, Yucaipa will perform the following services for the Company to the extent requested by the Board of Directors of the Company:
          (a) general monitoring and management services;
          (b) monitoring of certain financing functions, including assistance with the preparation of financial projections and assistance with compliance with financing agreements;
          (c) identifying and developing growth strategies;
          (d) monitoring labor relations and certain human resource functions, including interfacing and negotiating with various labor unions and assisting with the identification and hiring of executives and directors;
          (e) subject to Section 5, assisting with identification, support, negotiation and analysis of acquisitions or dispositions by the Company or its subsidiaries; and
          (f) subject to Section 5, assisting with support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and public or private debt or equity issuances.
The services listed above and in Section 3 may, at Yucaipa’s election, be performed by Yucaipa, its affiliates and/or such employees, agents and other representatives of Yucaipa and/or its affiliates as Yucaipa deems appropriate in its discretion to the furnishing of the services required.

     Section 2. Annual Fee; Expense Reimbursement.
          (a) Annual Fees. Commencing on the date of this Agreement, the Company will pay to Yucaipa an aggregate annual fee, in consideration of the services rendered pursuant to Sections 1(a) to (d) above, equal to $1,500,000 (the “Annual Fee”), which fee will be comprised of a management fee equal to $750,000 and an unallocated expense reimbursement of $750,000, which unallocated expense reimbursement will be in addition to the expense reimbursement payable to Yucaipa pursuant to Section 2(b) below. One-twelfth (1/12th) of the Annual Fee will be payable in advance on the first day of each calendar month; provided that a prorated portion of such fee will be payable in advance on the date of this Agreement for the partial month beginning on the date of this Agreement. The Annual Fee will be payable by the Company whether or not the Company requests or utilizes Yucaipa to provide the services described in Section 1 above. The Annual Fee will be fully earned when due and payable.
          (b) Reimbursement of Expenses. In addition to the Annual Fee, the Company will reimburse Yucaipa for all documented out-of-pocket costs, expenses and fees incurred in connection with the performance of its obligations under this Agreement, including, without limitation, travel expenses and costs, fees and expenses paid to legal counsel, accountants, advisers, consultants, subcontractors and other third parties. The Company will fully reimburse and pay Yucaipa for any such costs, fees and expenses within 10 days after each request for reimbursement by Yucaipa.
     Section 3. Transaction Fees.
          (a) Future Transactions. The Company hereby grants Yucaipa a right of first refusal to serve as a non-exclusive consultant and advisor in connection with any and each (i) sale, merger, business combination, joint venture or otherwise, whether effected in a single transaction or series of related transactions, in which 25% or more of the equity securities or voting power of the Company or all or a substantial portion of the Company’s business or assets (on a consolidated basis) are combined with or transferred to another person or entity (a “Sale Transaction”) and (ii) financing transaction (including refinancings and securities offerings) involving greater than $20,000,000 (a “Financing Transaction”). As a consultant or advisor, Yucaipa and/or its affiliates and representatives will provide assistance with identification, support, negotiation and analysis of the relevant transaction, but Yucaipa will not perform any service for which it does not possess the requisite federal or state registrations, licenses or qualifications. If Yucaipa agrees to serve as consultant or advisor with respect to any such transaction no separate agreement will be required and the Company will (i) pay Yucaipa a cash fee in connection with each such transaction equal to 1.0% of the Gross Transaction Value of such transaction and (ii) reimburse Yucaipa for all documented out-of-pocket costs, expenses and fees incurred in connection with each such transaction. The fees and expenses referenced in clause (i) above must be paid by the Company concurrently with the closing of each such transaction and the costs, fees and expenses referenced in clause (ii) above shall be paid by the Company to Yucaipa within 10 days after any request for reimbursement by Yucaipa.
          (b) Gross Transaction Value. With respect to any Sale Transaction, “Gross Transaction Value” means the total amount of cash and the fair market value on the date which is five days prior to the consummation of the transaction (the “Valuation Date”) of all other property paid or payable directly or indirectly to the Company, its subsidiaries or any of their respective security holders in connection with a transaction (including (i) amounts paid to holders of any warrants or convertible securities of the Company or its subsidiaries and to holders of any options or stock appreciation rights issued by the Company or its subsidiaries, whether or not vested; (ii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including unfunded pension liabilities, guarantees, capitalized leases and the like) of the Company or its subsidiaries repaid, retired, extinguished or assumed in connection with, or which otherwise remains outstanding as of the closing of, a transaction; and (iii) the fair market value of any assets of the Company or its subsidiaries (including working capital items) which are retained by or otherwise distributed to their respective stockholders or affiliates in anticipation of or in connection with a transaction). With respect to any Sale Transaction, when calculating Gross Transaction Value, (1) all shares will be deemed transferred where a transaction is effected by the transfer of shares (A) constituting 25% or more of the then outstanding equity securities of or equity interest in the Company or its subsidiaries or affiliates, or (B) possessing 25% or more of the then outstanding voting power of the outstanding equity securities of or equity interest in the Company or its subsidiaries or affiliates, (2) the value of any securities issuable in connection with a transaction (whether debt or equity) that have an established public market (including any such securities subject to resale restrictions) will be determined on the basis of the last closing price in such market on the Valuation Date; and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on such Valuation Date as determined in good faith and upon mutual agreement of the Company and Yucaipa, and (3) all present value calculations will utilize a discount rate equal to the prime rate published in The Wall Street Journal on the Valuation Date (the “Prime Rate”). In the event an agreement for a transaction provides for escrowed or contingent payments or other payments over time, the present value of such payments (discounted at the Prime Rate) shall be based upon projections developed in connection with the proposed transaction, and Yucaipa’s fees in respect of such payments shall be calculated based upon such present value and paid at the closing of such transaction. With respect to any transaction that is solely a Financing Transaction, “Gross Transaction Value” means the total amount of indebtedness of the Company or its subsidiaries issued, financed or refinanced or the fair market value (determined consistent with sub-clause (2) above) on the date of issuance of any equity securities issued.
     Section 4. Term of Agreement. The term of this Agreement will be for five years beginning on May 29, 2007 and it will automatically be extended by 12 additional calendar months on May 29, 2008, and every May 29th, thereafter, unless 180 days prior to May 29, 2008, or 180 days prior to any subsequent May 29th thereafter, the Company delivers to Yucaipa written notice of its intention not to extend the term of this Agreement.
     Section 5. Termination.
          (a) Termination by the Company. The Company may elect to terminate this Agreement:
     (i) at any time following a determination of the Board of Directors of the Company to effect such a termination by giving Yucaipa at least 180 days’ advance written notice of such termination; or

     (ii) if Yucaipa fails to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure continues for a period of 60 days after written notice thereof from the Company, which notice must describe the alleged failure with particularity.
          (b) Termination by Yucaipa. Yucaipa may elect to terminate this Agreement:
     (i) if the Company fails to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure continues for a period of 60 days after written notice thereof from Yucaipa, which notice must describe the alleged failure with particularity;
     (ii) immediately if the Company fails to pay or reimburse Yucaipa for any amounts due under this Agreement within the time required by this Agreement;
     (iii) at any time upon giving the Company at least 180 days’ advance written notice of such termination; or
     (iv) immediately upon the occurrence of any of the following events: (1) any merger, consolidation, business combination, or similar transaction involving the Company, (2) any sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, (3) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 25% or more of the voting power of the Company or (4) any transaction in which any person acquires “beneficial ownership” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or the right to acquire beneficial ownership or any group (within the meaning of Section 13(d)(3) of the Exchange Act) is formed which “beneficially owns” or has the right to acquire “beneficial ownership” of 25% or more of the outstanding voting capital stock of the Company or (5) any combination of the foregoing.
          (c) Payments upon Termination. In the event of any termination pursuant to Section 5(a)(i), Section 5(b)(i), Section 5(b)(ii) or Section 5(b)(iv), the Company will pay, or cause to be paid, to Yucaipa a cash termination payment equal to the total fees that would have been earned by Yucaipa under Section 2 hereof during the remaining term of this Agreement as if the Agreement had not been terminated. Any such cash termination payment will be due and payable to Yucaipa, in full, as of the date of such termination. If the foregoing payments are determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.

          (d) Effect of Termination. Upon any termination of this Agreement the obligations of the parties hereunder shall also terminate, except (i) the Company will continue to be obligated to make all payments required pursuant to Section 2(b), Section 3, and Section 5(c), (ii) if Yucaipa agrees to serve as a consultant or advisor pursuant to Section 3, and within 12 months of the date of termination of this Agreement the Company enters into or consummates a Sale Transaction or Financing Transaction, then on the date the Company enters into or consummates each such transaction (whichever is earlier) the Company will pay Yucaipa a fee in the amount contemplated by Section 3, and (iii) the provisions of Section 2(b), the payment obligations under Section 3, Section 5, Section 6, Section 7 and Section 8 shall survive any such termination.
     Section 6. Indemnification.
          (a) The Company (the “Indemnifying Party”) will indemnify and hold harmless Yucaipa and its affiliates, counsel and other advisors, and the respective partners, equityholders, shareholders, members, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (each an Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims or proceedings including stockholder actions, damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards, other liabilities, costs, fees and expenses (collectively, “Losses”) (i) related to or arising out of (A) oral or written information provided by the Company, the Company’s employees or other agents, which either the Company or any Indemnified Party provides to any persons, or (B) other action or failure to act by the Company, the Company’s employees or other agents or any Indemnified Party at the Company’s request or with the Company’s consent, or (ii) otherwise related to or arising out of any services provided by any Indemnified Party under this Agreement or any transaction or conduct in connection therewith, provided that this clause (ii) shall not apply if it is finally judicially determined by a court of competent jurisdiction that such Losses arose solely out of the gross negligence or bad faith of such Indemnified Party.
          (b) The Company shall further reimburse any Indemnified Party promptly for, or at the Indemnified Party’s option advance amounts sufficient to cover, any legal or other fees or expenses as they are incurred (i) in investigating, preparing or pursuing any action or other proceeding (whether formal or informal) or threat thereof, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Party is a party (an “Action”) and (ii) in connection with enforcing such Indemnified Party’s rights under this Agreement (including its rights under this Section 6); provided, however, that in the event it is finally judicially determined by a court of competent jurisdiction that the Losses of such Indemnified Party arose solely out of the gross negligence or bad faith of such Indemnified Party, such Indemnified Party will promptly remit to the Company any amounts reimbursed or advanced under this paragraph.
          (c) The Company shall, if requested by Yucaipa, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Yucaipa and will not settle, compromise, consent or otherwise resolve or seek to terminate any pending or threatened Action (whether or not any Indemnified Party is a party thereto) unless it obtains prior written consent of Yucaipa or an express, unconditional release of each Indemnified Party from all liability relating to such Action and any services provided under this Agreement. Any Indemnified Party shall be entitled to retain separate counsel of its choice and participate in the defense of any Action in connection with any of the matters to which this Section 6 relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible under this Section 6 for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any such Action in the same jurisdiction.
          (d) The Company agrees that if any right of any Indemnified Party set forth in the Sections 6(a), (b) or (c) is finally judicially determined to be unavailable (except by reason of the gross negligence or bad faith of such Indemnified Party), or is insufficient to hold such Indemnified Party harmless against such Losses as contemplated herein, then the Company shall contribute to such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders, on the one hand, and such Indemnified Party, on the other hand, in connection with the transactions contemplated hereby, and (ii) if (and only if) the allocation provided in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and such Indemnified Party; provided, however, that in no event shall the amount, if any, to be contributed by all Indemnified Parties exceed the amount of the fees actually received by Yucaipa hereunder.
          (e) The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with services rendered or to be rendered by any Indemnified Party pursuant to this Agreement, the transactions contemplated hereby or taken hereunder or any Indemnified Party’s actions or inactions in connection with any such services or transactions except for Losses of the Company that are finally judicially determined by a court of competent jurisdiction to have arisen solely out of the gross negligence or bad faith of such Indemnified Party in connection with any such actions, inactions or services. In no event will any Indemnified Party have any liability for any Losses based on a multiple, any lost profits, any diminution in value or property or equity or any punitive, special, consequential, incidental, exemplary or otherwise not actual damages.
          (f) The rights of the Indemnified Parties hereunder shall be in addition to any other rights that any Indemnified Party may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this Section 6, if any term, provision, covenant or restriction contained in this Section 6 or anywhere in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall all remain in full force and effect and shall in no way be affected, impaired or invalidated. The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Party’s services under or in connection with, this Agreement.
     Section 7. Disclaimer; Opportunities.
          (a) Disclaimer. Yucaipa makes no representations or warranties, express or implied, in respect of the services to be provided pursuant to this Agreement or any registrations, licenses or qualifications. Yucaipa is providing certain monitoring, management or consulting services and is not undertaking to provide any legal, regulatory, accounting, insurance, tax, investment banking, investment advisory or other similar professional advice and neither Yucaipa, nor its affiliates, will be rendering any opinions. The Company confirms that it will rely on its own counsel, accountants and other similar experts for legal, regulatory, accounting, insurance, tax, investment banking, investment advisory or other similar professional advice. Yucaipa will not perform any service for which it does not possess the requisite federal or state registrations, licenses or qualifications. The Company recognizes that Yucaipa is providing services only to the Company and this Agreement is not deemed to be and is not intended to confer rights upon any stockholder or any other person or entity not party to this Agreement against Yucaipa or any Indemnified Party. Any document, analysis or service provided by Yucaipa under this Agreement will not be quoted, reproduced, summarized or otherwise disclosed, nor will any reference to Yucaipa be made, without Yucaipa’s prior written consent.
          (b) Ability to Pursue Opportunities. Except as Yucaipa may otherwise agree in writing after the date hereof:
     (i) Yucaipa and each of the Indemnified Parties have the right to, and have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or its subsidiaries and affiliates, or any business that might be in direct or indirect competition with the Company and/or its subsidiaries and affiliates, (B) do business with any client or customer of the Company or its subsidiaries and affiliates, (C) consult, advise, manage, supervise or monitor any company, business or other entity, including any portfolio companies, affiliated investment limited partnerships or limited liability companies affiliated with Yucaipa or any of the Indemnified Parties, or (D) own or purchase any securities or any other interest of or in any company, business or other entity that engages in any of the activities listed in sub-clauses (A), (B) or (C);
     (ii) Yucaipa and each of the Indemnified Parties have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or affiliates or to refrain from any of the actions listed in Section 7(b)(i); and
     (iii) Neither Yucaipa nor any of the Indemnified Parties will be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual, fiduciary or otherwise) if it (A) participates in any activities described in Section 7(b)(i) or (B) pursues any corporate opportunity for itself, directs any corporate opportunity to another person or entity or does not present such corporate opportunity to the Company, its subsidiaries or affiliates or (C) does any of the foregoing in connection with Performance Logistics Group, Inc. or any of its affiliates.
          (c) Renouncement of Certain Rights. Without limiting any provision of this Section 7, the Company renounces any interest or expectancy of the Company or its affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Yucaipa or any of the Indemnified Parties, even if the opportunity is one that the Company or its subsidiaries or affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.
     Section 8. Miscellaneous.
          (a) Information. The Company will furnish, or arrange to have furnished, to Yucaipa and any person or entity assisting Yucaipa with providing services, such information as Yucaipa believes appropriate to assist Yucaipa and others with providing services pursuant to this Agreement (all such information so furnished being the “Information”), and will update such Information as appropriate. The Company recognizes and consents to the fact that Yucaipa and others assisting Yucaipa with providing services (i) will use and rely on the accuracy and completeness of the Information supplied or otherwise made available without having any obligation to independently verify the same, (ii) do not assume responsibility for the accuracy or completeness of the Information or such other information, (iii) have no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company or any other person or entity, and (iv) with respect to any financial forecasts (including cost savings and synergies) that may be furnished to or discussed by the Company or any other person or entity, will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s or such other person or entity’s management. Any written information furnished to Yucaipa pursuant to this Section 8(a) that is not publicly available and is specifically marked as “Confidential Information Not For Public Disclosure” by the Company when furnished to Yucaipa, will not be publicly disclosed by Yucaipa during the term of this Agreement without the consent of the Company.
          (b) No Loss of Rights as Stockholder. The Company acknowledges that affiliates of Yucaipa are owners of equity interests of the Company and that nothing in this Agreement limits, affects or alters the rights or abilities of Yucaipa or its affiliates to take any action in the capacity as an equityholder of the Company.
          (c) Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by email transmission. Any such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date upon which receipt is signed or delivery is made, if mailed by registered or certified mail, (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (iv) on the next succeeding business day if sent by national courier service, (v) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender, or (vi) on the date sent if by email.

If to Yucaipa:	Yucaipa American Funds, LLC
9130 W. Sunset Boulevard
Los Angeles, California 90069
Email: legal@yucaipaco.com
Attention: Robert P. Bermingham
If to the Company:	Allied Systems Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Email: John.Blount@AlliedHoldings.com
Attn: General Counsel
          with a copy to the General Counsel of the Company at the same address.
          (d) Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.
          (e) Assignment; Successors. This Agreement shall not be assigned and is not assignable by the Company or Yucaipa without the prior written consent of the other party hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by, or under common control with, Yucaipa, and provided further, that Yucaipa may assign the right to receive any payment hereunder to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
          (f) Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the choice of law principles thereof. The Company hereby submits to the exclusive jurisdiction of the Federal and State courts located in the City of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby. Notwithstanding the foregoing, to the extent a matter involves the internal affairs of the Company such matter shall be governed by the laws of the jurisdiction of the Company’s organization. EACH OF YUCAIPA AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.
     (g) Relationship. Nothing in this Agreement shall constitute or be construed to create a partnership or joint venture between the Company and Yucaipa. Yucaipa is acting as an independent contractor to provide the services described herein solely to the Company and Yucaipa is not acting as a fiduciary of the Company, any security holders of the Company or any other persons. No employee of Yucaipa or its affiliates will be deemed employees of the Company or any of its affiliates by reason of this Agreement or the performance of services contemplated hereby. This Agreement is for the benefit of the Company and Yucaipa and shall not create third-party beneficiary rights, except for Section 6 and Section 7. The Indemnified Parties and the members of the Yucaipa Group are third-party beneficiaries of this Section 6 and Section 7 of this Agreement with the right to fully enforce those sections as if parties hereto.
          (h) Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neutral, and/or singular or plural meaning, as the case may be. The word “including” whenever used in this Agreement shall be deemed to be immediately followed by the words “without limitation.”
          (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Monitoring and Management Services Agreement to be duly executed as of the date first above written.

YUCAIPA AMERICAN FUNDS LLC, a Delaware limited
liability company

By: Yucaipa American Management, LLC
Its: Managing Member

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President and Secretary

ALLIED SYSTEMS HOLDINGS, INC., a Delaware corporation
By:	/s/ Thomas H. King
	Name:	Thomas H. King
	Title:	Vice President, Treasurer and Assistant Secretary

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Monitoring and Management Services Agreement